SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K


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                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of Earliest Event Reported): February 22, 2005



                        PARADIGM MEDICAL INDUSTRIES, INC.
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             (Exact name of registrant as specified in this Charter)



            Delaware                     0-28498                  87-0459536
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(State or other jurisdiction     (Commission File Number)       (IRS Employer
      of incorporation)                                      Identification No.)




         2355 South 1070 West, Salt Lake City, Utah               84119
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          (Address of principal executive offices)               (Zip Code)



       Registrant's Telephone Number, Including Area Code: (801) 977-8970
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                                 Does Not Apply
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          (Former name or former address, if changed since last report)

ITEM 8.01     Other Events.

         On February 22, 2005 Paradigm Medical Industries, Inc. (the "Company") entered into written settlement agreements to settle the federal and state court class action lawsuits that was filed against the Company and its former executive officers, Thomas F. Motter, Mark R. Miehle and John W. Hemmer.

         The federal court class action lawsuit was originally filed on May 14, 2003 by Richard Meyer, individually and on behalf of all others similarly situated, in the United States District Court for the District of Utah. The lawsuit was consolidated into a single action on June 28, 2004 with two other class action lawsuits -- the class action lawsuit filed by Michael Marone on June 2, 2003 and the class action lawsuit filed by Lidia Milian on July 11, 2003 against the Company and its former executive officers in the same court. The consolidated action is captioned: In re: Paradigm Medical Industries Securities Litigation, with lead plaintiffs Rock Solid Investments of Miami, Inc., Brito & Brito Accounting, Inc. and Joseph Savanjo.

         The state court class action lawsuit was filed on October 14, 2003 by Albert Kinzinger, Jr., individually and on behalf of all others similarly situated, against the Company and its former executive officers in the Third District Court for Salt Lake County, State of Utah.

         Under the terms of settlement of the federal court class action lawsuit, U.S. Fire Insurance Company, which issued a Directors and Officers Liability and Company Reimbursement Policy to the Company for the period from July 10, 2002 to July 10, 2003, has agreed to pay the sum of $1,507,500 in cash to the class members that purchased securities of the Company during the period between April 17, 2002 and November 4, 2002. Under the terms of settlement of the state court class action lawsuit, U.S. Fire has agreed to pay the sum of $625,000 in cash to the class members that purchased shares of Series E Convertible preferred stock on about July 11, 2001.

         As a condition to the settlement agreements, the courts in the federal and state court class action lawsuits must have entered orders granting final approval of the settlements reached in those respective actions, and such orders must have become final and non-appealable. As a further condition, both settlement agreements provide that U.S. Fire Insurance Company must not have exercised its option to terminate the settlement agreement. U.S. Fire has the option to terminate the settlement agreement if the cumulative dollar value of the claims held by individuals or entities that "opt out" of the federal and state class action lawsuits exceeds $250,000. If such "opt outs" exceed
$250,000, however, plaintiffs in the federal and state court class action lawsuits will have five days to cure by reducing the amount of "opt outs" to less than $250,000.


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

         If U.S. Fire exercises its option to terminate the settlement agreements, then all parties to the settlement agreements will be restored to their respective positions in the various actions as of the date of the settlement agreement. In addition, the terms and provisions of the settlement agreements will have no further force and effect on the various parties and will be deemed null and void in their entirety.

         On January 26, 2005, the Company completed a written settlement agreement to settle the lawsuit that Innovative Optics, Inc. and Barton Dietrich Investments, L.P. brought against the Company and its former executive officers. Under the terms of the settlement, U.S. Fire agreed to pay Innovative Optics, Inc. and Barton Dietrich Investments, L.P. the sum of $367,500 in cash. Payment of this amount is contingent, however, upon the courts in the federal and state class action lawsuits granting final approval of the settlements reached in those respective actions, and such orders becoming final and non-appealable.

         Under the terms of the settlement agreements regarding the federal and state court class action lawsuits and the lawsuit that Innovative Optics, Inc. and Barton Dietrich Investors, L.P. brought against Paradigm Medical and its former executive officers, U.S. Fire has agreed to pay a total of $2,500,000 in cash to the classes in the class action lawsuits and to Innovative Optics, Inc. and Barton Dietrich Investments, L.P. in settlement of these lawsuits. Under the terms of settlement, Paradigm Medical is to pay U.S. Fire the sum of $220,000 representing the remaining amount owing under a $250,000 retention obligation in the insurance policy, and to execute a policy release in favor of U.S. Fire as to coverage under the insurance policy.

ITEM 9.01.  Financial Statements and Exhibits

         (c) Exhibits

         10.1     Stipulation and Agreement of Settlement
         10.2     Supplemental Agreement
         10.3     Stipulation of Settlement
         10.4     Supplemental Agreement

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        PARADIGM MEDICAL INDUSTRIES, INC.
                                        (Registrant)



Date: February 23, 2005.                By: /s/ John Y. Yoon
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                                        John Y. Yoon
                                        President and Chief Executive Officer



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